FOR IMMEDIATE RELEASE
May 6, 2014
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER EARNINGS FOR THE FIRST QUARTER

•	First quarter net income increased to $17.7 million, or $1.82 per share

•	Acquisitions completed in 2013 generated $4.8 million of incremental gross margin

•	Colder temperatures in the first quarter of 2014 increased gross margin by $2.7 million

•	New services resulting from natural gas system expansions generated $1.4 million in additional gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported first quarter financial results. The Company's net income for the three months ended March 31, 2014 was $17.7 million, or $1.82 per share. This represents an increase of $2.8 million, or $0.28 per share, over the same quarter in 2013.

“We begin 2014 with another great quarter of financial results and growth. Our first quarter results reflect positive contributions from natural gas service expansions and acquisitions completed in 2013, as well as additional gross margin generated from colder temperatures,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “I am particularly proud of our employees' unwavering determination and drive during a significantly challenging winter. Operationally, we faced several periods of extreme weather, and our natural gas and propane employees responded to the challenges created by the sharply increased customer demands and the weather's impact on the infrastructures of the Company and our suppliers," Mr. McMasters added.
“We are continuing to identify and evaluate potential opportunities to further expand our regulated and unregulated service offerings within and beyond our current markets, and we are making the investments needed to support both our recent and future growth," Mr. McMasters added.
A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

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Operating Results for the Three Months Ended March 31, 2014 and 2013

The Company’s operating income for the three months ended March 31, 2014 was $31.6 million, an increase of $5.1 million over the same quarter in 2013. Gross margin increased by $11.7 million, which was partially offset by an increase of $6.6 million in other operating expenses. Acquisitions completed in 2013 resulted in $4.8 million of additional gross margin and $2.1 million of other operating expenses during the first quarter of 2014. The remaining increase in gross margin was due primarily to: (a) $2.7 million from increased usage due to colder temperatures on the Delmarva Peninsula and in Florida; (b) $1.4 million in new margin generated as a result of natural gas service expansions; (c) $1.0 million in increased wholesale propane sales; (d) $889,000 in higher profit from increased propane wholesale marketing activity; and (e) $724,000 in additional revenue related to continued implementation of the Florida Gas Replacement Infrastructure Program (“GRIP”). These increases in gross margin were partially offset by $516,000 in lower retail propane margins as a result of retail margins on the Delmarva Peninsula beginning to revert to more normal levels. Other operating expenses increases included primarily: (a) $1.2 million in increased payroll to support recent growth and expand the Company's capabilities for future growth; (b) $980,000 in increased accruals for incentive bonuses as a result of the Company’s financial performance to date; (c) $726,000 in increased depreciation and property tax costs associated with new capital investments; and (d) $674,000 in higher benefits costs as a result of healthcare costs and other employee-related expenses.

Regulated Energy

Operating income for the regulated energy segment increased by $3.8 million to $21.1 million for the quarter ended March 31, 2014, compared to the same quarter in 2013. A $7.9 million increase in gross margin was partially offset by a $4.1 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$4.3 million generated by Sandpiper Energy, Inc. ("Sandpiper"), which acquired the operating assets of Eastern Shore Gas ("ESG") and its affiliates in May 2013;

•	$1.4 million from new margin generated from major service expansions completed in 2013;

•	$836,000 from higher usage due to colder temperatures during the first quarter of 2014, compared to the same quarter in 2013; and

•	$724,000 generated under the Florida GRIP.
The increase in other operating expenses was due primarily to: (a) $1.4 million in other operating expenses associated with Sandpiper's operations; (b) $744,000 in higher depreciation, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity; (c) $643,000 in increased accruals for incentive bonuses as a result of strong financial performance during the first quarter; (d) $616,000 in higher payroll costs to support recent growth and expand the Company's capabilities for future growth; and (e) $478,000 in higher benefits costs.

Unregulated Energy

Operating income for the unregulated energy segment increased by $1.5 million to $10.9 million for the quarter ended March 31, 2014, compared to the same quarter in 2013. A $3.6 million increase in gross margin was partially offset by a $2.1 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.9 million as a result of higher consumption by retail propane customers due to colder temperatures;

•	$1.0 million in increased wholesale propane sales due primarily to a supply agreement entered into in May 2013 with an affiliate of ESG;

•
$889,000 in higher profit from Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as higher volatility in wholesale propane prices resulted in higher profit on trading activity; and

•	$440,000 generated by other acquisitions consummated in 2013.

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These increases were partially offset by a decrease of $516,000 due to lower retail propane margins as margins began to return to more normal levels in 2014.

The increase in other operating expenses was due primarily to: (a) $632,000 in additional expenses incurred by the entities acquired in 2013; (b) $392,000 in higher payroll expense due to increased seasonal overtime and associated resources; and (c) $389,000 in increased accruals for incentive bonuses as a result of the strong first quarter performance.

Other

The “other” segment, which consists primarily of BravePoint®, Inc., the Company’s advanced information services subsidiary, reported an operating loss of $326,000 for the quarter ended March 31, 2014, compared to an operating loss of $125,000 in the same quarter in 2013. This decline reflected a $344,000 increase in operating expenses partially offset by a $143,000 increase in gross margin.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on May 8, 2014 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the first quarter ended March 31, 2014. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2014 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing, electricity distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share)

	Three Months Ended
	March 31,
	2014	2013
Gross Margin (1)
Regulated Energy	$47,859	$39,951
Unregulated Energy	20,814	17,184
Other	2,032	1,889
Total Gross Margin	$70,705	$59,024

Operating Income (Loss)
Regulated Energy	$21,091	$17,306
Unregulated Energy	10,858	9,369
Other	(326)	(125)
Total Operating Income	31,623	26,550

Other Income, net of other expenses	6	289
Interest Charges	2,155	2,072
Income Taxes	11,793	9,898
Net Income	$17,681	$14,869

Earnings Per Share of Common Stock
Basic	$1.83	$1.55
Diluted	$1.82	$1.54

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended March 31, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2013 Reported Results	$24,767	$14,869	$1.54
Adjusting for unusual items:
Weather impact (due primarily to colder temperatures in 2014)	2,711	1,628	0.17
	2,711	1,628	0.17
Increased (Decreased) Gross Margins:
Major Projects (See Major Projects Highlights table)
Contribution from Sandpiper	4,289	2,575	0.27
Service expansions	1,423	855	0.08
Increased wholesale propane sales	1,032	620	0.06
Propane wholesale marketing	889	534	0.06
GRIP	724	435	0.04
Lower retail propane margins	(516)	(310)	(0.03)
Contribution from other acquisitions	502	302	0.03
	8,343	5,011	0.51
Increased Other Operating Expenses:
Expenses from acquisitions	(2,117)	(1,271)	(0.14)
Higher payroll costs	(1,161)	(697)	(0.07)
Increased accruals for incentive compensation	(980)	(589)	(0.06)
Higher depreciation, asset removal and property tax costs due to new capital investments	(726)	(436)	(0.04)
Higher benefits costs	(674)	(405)	(0.04)
	(5,658)	(3,398)	(0.35)
Net Other Changes	(689)	(429)	(0.05)
First Quarter of 2014 Reported Results	$29,474	$17,681	$1.82

The following information highlights certain key factors contributing to the Company’s results for the quarter ended March 31, 2014:

Major Projects
Acquisition
In May 2013, the Company completed the purchase of the operating assets of ESG and its affiliates. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland Public Service Commission (“PSC”). The Company is evaluating the potential conversion of some of these systems to natural gas. This acquisition is expected to be accretive to earnings per share in the first full year of operations. The Company generated $4.3 million in additional gross margin from Sandpiper and incurred $1.4 million in other operating expenses for the three months ended March 31, 2014.

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Service Expansions
During 2013, Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s interstate natural gas transmission subsidiary, commenced new transmission services to local distribution utilities and industrial customers in Delaware and Maryland. These new services generated additional gross margin of $1.2 million in the first quarter of 2014 over the same quarter in 2013.

In August 2013, Peninsula Pipeline Company, Inc., the Company's intrastate natural gas transmission subsidiary, commenced a new firm transportation service in Florida with an unaffiliated utility. This new service generated $210,000 in gross margin for the three months ended March 31, 2014.

Future System Expansions and New Services
In June 2013, Eastern Shore filed an application with the Federal Energy Regulatory Commission, seeking approval to construct a pipeline lateral to an industrial customer facility under construction in Kent County, Delaware. Upon completion of construction of the required facilities, this new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. The new facilities include approximately 5.5 miles of lateral pipeline and metering facilities and extend from Eastern Shore's mainline to the new industrial customer facility. The construction of this lateral will not increase the overall capacity of Eastern Shore's mainline system. Service is projected to commence in January 2015.

Eastern Shore also executed a one-year contract with another industrial customer to provide 50,000 dekatherms per day of additional service from April 2014 to April 2015. This short-term contract is expected to generate $1.9 million and $767,000 of gross margin in 2014 and 2015, respectively.

GRIP
The Florida PSC approved the GRIP, which is designed to recover capital and other program-related-costs, inclusive of a return on investment, to replace older pipes in the Company's Florida service territories. The Company received approval to invest $75 million to replace qualifying distribution mains and services (any material other than coated steel or plastic). Since the beginning of 2013, $21.4 million has been invested, $4.6 million of which is in 2014. These investments generated additional gross margin of $724,000 for the three months ended March 31, 2014 over the same quarter in 2013.

Investing in Growth
The Company continues to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation is in the early stages of natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties, Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of residential customers’ appliances or equipment. The Company has begun the process of reorganizing our Delmarva natural gas distribution operation and expects to increase staffing to support future expansions. Eastern Shore expects to increase its staffing to support recent and future expansions of its facilities and services. Finally, to increase the Company's overall capabilities to support sustained future growth, resources have been added in the Company's corporate shared services departments. For the three months ended March 31, 2014, payroll expenses for the Company's Regulated Energy segment increased by $616,000, compared to the same quarter in 2013, as a result of the increased resources. The Company expects to make additional investments in human resources, as needed, to further develop its capability to capitalize on future growth opportunities.

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Weather and Consumption

Temperatures on the Delmarva Peninsula and in Florida during the first three months of 2014 were significantly colder than the first quarter of 2013. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the quarters ended March 31, 2014 and 2013 and the gross margin variance resulting from the weather fluctuation in those periods.
HDD and CDD Information

	Three Months Ended
	March 31,
	2014	2013	Variance
Delmarva
Actual HDD	2,717	2,407	310
10-Year Average HDD ("Normal")	2,361	2,377	(16)
Variance from Normal	356	30

Florida
Actual HDD	557	468	89
10-Year Average HDD ("Normal")	529	541	(12)
Variance from Normal	28	(73)

Florida
Actual CDD	42	81	(39)
10-Year Average CDD ("Normal")	74	75	(1)
Variance from Normal	(32)	6
Gross Margin Variance attributed to Weather

(in thousands)	2014 vs. 2013	2014 vs. Normal
Delmarva
Regulated Energy	$511	$617
Unregulated Energy	1,827	1,096
Florida
Regulated Energy	325	(207)
Unregulated Energy	48	81
Total	$2,711	$1,587

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Propane Prices

The Company’s retail propane margins began to revert to more normal levels during the first quarter of 2014, as a significant increase in wholesale prices in late 2013 and early 2014 increased the Company’s average propane inventory cost. The decline in retail propane margins reduced the Company’s gross margin by $516,000 during the first quarter of 2014, compared to the same quarter in 2013.

The increase in wholesale propane sales generated additional gross margin of $1.0 million due primarily to the wholesale propane supply agreements entered into in May 2013 with an affiliate of ESG.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, generated an increase in gross margin of $889,000 during the first quarter of 2014. Higher wholesale price volatility during the current period resulted in higher profits on executed trades.

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Chesapeake Utilities Corporation and Subsidiaries Major Project Highlights (Unaudited)

Major Projects Initiated (dollars in thousands):
	Gross Margin
	Q1 2014	2014 (1)
Acquisition:
ESG acquisition being served by Sandpiper in Worcester County, Maryland (2)	$4,289	$9,817
Service Expansions
Natural Gas Distribution:
Long-term
Sussex County, Delaware (3)	$204	$694
Natural Gas Transmission:
Short-term
New Castle County, Delaware (4) (5)	$—	$1,862
Total Short-term	$—	$1,862
Long-term
Sussex County, Delaware (6)	$431	$1,725
New Castle County, Delaware (6) (7)	741	2,964
Nassau County, Florida (6)	327	1,300
Worcester County, Maryland (6)	137	547
Cecil County, Maryland (6)	287	1,147
Indian River County, Florida	210	840
Kent County, Delaware	665	2,660
Total Long-term	$2,798	$11,183

Total Service Expansions	$3,002	$13,739

Total Major Projects	$7,291	$23,556

Less: 2013 Margin	$1,579	$13,176
Incremental Margin in 2014 over 2013	$5,712	$10,380

(1) The figures provided represent the estimated annual gross margin.
(2) During the quarter ended March 31, 2014, we incurred $1.4 million in other operating expenses related to Sandpiper's operation. We expect to incur $6.3 million in other operating expenses for the entire 2014.
(3) These services generated $201,000 in gross margin in the first quarter of 2013.
(4) Expected gross margin in 2014 includes $1.9 million from a new short-term contract for 50,000 Dts/d for one year, which began in April 2014.
(5) During the first quarter of 2013 we provided short-term service and generated $40,000 in gross margin. The short-term service was displaced by a new long-term service in November 2013.
(6) Gross margin generated by these services in the first quarter of 2013 was $345,000 for Sussex County, Delaware; $343,000 for New Castle County, Delaware; $332,000 for Nassau County, Florida; $98,000 for Worcester County Maryland and $220,000 for Cecil County, Maryland.
(7) Gross margin generated from this service expansion replaces the 10,000 Dts/d contract, which expired in November 2012. This expired contract had annualized gross margin of $1.1 million.

Future System Expansions and New Services with Executed Contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated 2014 Margin	Estimated Annualized Margin
Short-term Natural Gas Transmission Service in New Castle County, Delaware	From Apr-14 to Apr-15	$1,860	$2,629
Service to an industrial customer facility under construction in Kent County, Delaware (1)	Starting in Jan-15	$—	$1,200 to $1,800
(1) The estimated gross margin is based upon the precedent agreement entered into by the parties for these services. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions. The construction of this lateral will not increase the overall capacity of the Company's mainline system.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2014	2013
Operating Revenues
Regulated Energy	$102,166	$81,566
Unregulated Energy	79,973	54,991
Other	4,198	4,172
Total Operating Revenues	186,337	140,729
Operating Expenses
Regulated energy cost of sales	54,307	41,615
Unregulated energy and other cost of sales	61,325	40,090
Operations	26,626	21,754
Maintenance	2,148	1,722
Depreciation and amortization	6,635	5,820
Other taxes	3,673	3,178
Total operating expenses	154,714	114,179
Operating Income	31,623	26,550
Other income, net of other expenses	6	289
Interest charges	2,155	2,072
Income Before Income Taxes	29,474	24,767
Income taxes	11,793	9,898
Net Income	$17,681	$14,869

Weighted Average Common Shares Outstanding:
Basic	9,658,431	9,601,529
Diluted	9,693,434	9,678,950

Earnings Per Share of Common Stock:
Basic	$1.83	$1.55
Diluted	$1.82	$1.54

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2014	December 31, 2013
(in thousands, except shares)
Property, Plant and Equipment
Regulated energy	$697,725	$691,522
Unregulated energy	76,938	76,267
Other	21,129	21,002
Total property, plant and equipment	795,792	788,791
Less: Accumulated depreciation and amortization	(179,918)	(174,148)
Plus: Construction work in progress	27,228	16,603
Net property, plant and equipment	643,102	631,246
Current Assets
Cash and cash equivalents	4,791	3,356
Accounts receivable (less allowance for uncollectible accounts of $1,976 and $1,635, respectively)	80,313	75,293
Accrued revenue	12,536	13,910
Propane inventory, at average cost	6,088	10,456
Other inventory, at average cost	3,728	4,880
Storage gas prepayments	1,323	4,318
Prepaid expenses	4,890	6,910
Income taxes receivable	—	2,609
Mark-to-market energy assets	—	385
Regulatory assets	4,342	2,436
Deferred income taxes	1,723	1,696
Other current assets	198	160
Total current assets	119,932	126,409
Deferred Charges and Other Assets
Investments, at fair value	2,951	3,098
Regulatory assets	66,395	66,584
Goodwill	4,625	4,354
Other intangible assets, net	2,875	2,975
Receivables and other deferred charges	2,681	2,856
Total deferred charges and other assets	79,527	79,867
Total Assets	$842,561	$837,522

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2014	December 31, 2013
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,715	$4,691
Additional paid-in capital	152,862	152,341
Retained earnings	138,176	124,274
Accumulated other comprehensive loss	(2,502)	(2,533)
Deferred compensation obligation	1,138	1,124
Treasury stock	(1,138)	(1,124)
Total stockholders' equity	293,251	278,773
Long-term debt, net of current maturities	117,195	117,592
Total capitalization	410,446	396,365
Current Liabilities
Current portion of long-term debt	10,955	11,353
Short-term borrowing	83,470	105,666
Accounts payable	58,183	53,482
Accrued compensation	4,937	8,394
Accrued interest	2,536	1,235
Dividends payable	3,730	3,710
Income taxes payable	8,955	—
Mark-to-market energy liabilities	—	127
Regulatory liabilities	7,071	4,157
Customer deposits and refunds	24,405	26,140
Other accrued liabilities	8,934	7,678
Total current liabilities	213,176	221,942
Deferred Credits and Other Liabilities
Deferred income taxes	142,414	142,597
Deferred investment tax credits	65	74
Regulatory liabilities	4,178	4,402
Accrued asset removal cost - Regulatory liability	40,007	39,510
Environmental liabilities	9,129	9,155
Other pension and benefit costs	20,662	21,000
Other liabilities	2,484	2,477
Total deferred credits and other liabilities	218,939	219,215
Total Capitalization and Liabilities	$842,561	$837,522

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Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2014				For the Three Months Ended March 31, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$33,728	$1,437	$7,986	$11,553	$23,193	$1,336	$7,256	$9,980
Commercial	15,648	1,233	9,564	8,611	10,047	1,195	9,386	8,452
Industrial	1,536	1,294	3,443	1,432	1,760	1,278	3,295	1,728
Other (1)	290	836	655	(3,288)	221	633	(1,674)	(1,634)
Total Operating Revenues	$51,202	$4,800	$21,648	$18,308	$35,221	$4,442	$18,263	$18,526

Volume (in Dts/MWHs)
Residential	2,158,586	136,657	484,158	84,491	1,649,772	126,837	447,216	69,775
Commercial	1,689,871	405,699	812,786	71,804	1,380,683	408,980	831,983	66,911
Industrial	1,174,193	3,728,145	1,116,381	9,630	1,130,541	3,916,816	1,203,790	11,220
Other	6,529	—	(30,003)	(12,366)	5,652	—	(34,316)	2,742
Total	5,029,179	4,270,501	2,383,322	153,559	4,166,648	4,452,633	2,448,673	150,648

Average Customers
Residential	62,705	14,349	50,713	23,816	51,241	13,960	49,179	23,667
Commercial	6,601	1,346	4,597	7,416	5,409	1,275	4,631	7,391
Industrial	108	61	1,039	2	101	58	844	2
Other	7	—	—	—	3	—	—	—
Total	69,421	15,756	56,349	31,234	56,754	15,293	54,654	31,060

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Sandpiper is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.